Exhibit 97.1

Compensation Recovery Policy

1 Table of Contents

1.	Purpose	2
2.	Administration	2
3.	Definitions	2
4.	Repayment of Erroneously Awarded Compensation	5
5.	Reporting and Disclosure	6
6.	Indemnification Prohibition	7
7.	Interpretation	7
8.	Effective Date	7
9.	Amendment; Termination	7
10.	Other Recoupment Rights; No Additional Payments	7
11.	Successors	8

1. Purpose

The purpose of this Policy is to describe the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to the Company Group. Each Executive Officer shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy. This Policy replaces the Company’s Clawback Policy originally adopted by the Board effective October 19, 2023.

2. Administration

This Policy shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals.

3. Definitions

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

(a) “Accounting Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

For purposes of this policy, an Accounting Restatement shall not be deemed to occur in the event of a revision of the Company’s financial statements due to an out-of-period adjustment (i.e., when the error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period) or a retrospective ( i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; ( iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; or ( v) revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(d) “Committee” shall mean the Compensation Committee of the Board.

(e) “Company” shall mean Third Coast Bancshares, Inc., a Texas corporation.

(f) “Company Group” shall mean the Company, together with each of its direct and indirect subsidiaries.

(g) “Covered Incentive Compensation” shall mean, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-based Compensation Received by such Executive Officer (i) on or after October 2, 2023, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Clawback Period.

(h) “Effective Date” shall mean September 18, 2025.

(i) “Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Covered Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

(j) “Executive Officer” shall mean each individual who is or was designated as an “officer” of the Company in accordance with 17 C.F.R. 240.16a-1(f). Identification of an executive officer for purposes of this Policy would include at a minimum executive officers identified pursuant to 17

C.F.R. 229.401(b).

(k) “Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

(l) “Incentive-based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(m) “NYSE” shall mean the New York Stock Exchange and/or the NYSE Texas, as applicable.

(n) “Policy” shall mean this Compensation Recovery Policy, as the same may be amended and/or restated from time to time.

(o) “Received” shall, with respect to any Incentive-based Compensation, mean actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.

(p) “Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(q) “SEC” shall mean the U.S. Securities and Exchange Commission.

4. Repayment of Erroneously Awarded Compensation

(a) In the event of an Accounting Restatement, the Committee shall promptly (and in all events within ninety (90) days after the Restatement Date) determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall promptly thereafter provide each Executive Officer with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE).

(b) The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. To the extent that the Committee determines that any method of recovery (other than repayment by the Executive Officer in a lump sum in cash or property) is appropriate, the Company shall offer to enter into a repayment agreement (in a form reasonable acceptable to the Committee) with the Executive Officer. If the Executive Officer accepts such offer and signs the repayment agreement within thirty (30) days after such offer is extended, the Company shall countersign such repayment agreement. If the Executive Officer fails to sign the repayment agreement within thirty (30) days after such offer is extended, the Executive Officer will be required to repay the Erroneously Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously Awarded Compensation) on or prior to the date that is one hundred twenty (120) days following the Restatement Date. For the avoidance of doubt, except as set forth in Section 4(d) below, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder. Notwithstanding anything to the contrary herein, the Committee has no obligation to seek recoupment of amounts that are granted, vested, or earned based solely upon the occurrence or non-occurrence of non-financial events. Such exempt compensation includes, without limitation, base salary; time-vesting awards; compensation awarded on the basis of the achievement of metrics that are not Financial Reporting Measures; and compensation awarded solely at the discretion of the Committee, the Board, or a group composed entirely of independent members of the Board; provided that such amounts are in no way contingent on, and were not in any way granted on the basis of, the achievement of any Financial Reporting Measure.

(c) To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company Group when due (as determined in accordance with Section 4(b) above), the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by the Company Group in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

(d) Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 4(b) above if the following conditions are met and the Committee determines that recovery would be impracticable:

(i) The direct expenses paid to a third party to assist in enforcing the Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to the NYSE;

(ii) Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and a copy of the opinion is provided to the NYSE; or

(iii) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

5. Reporting and Disclosure

The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the federal securities laws, including the disclosure required by the applicable SEC filings.

6. Indemnification Prohibition

No member of the Company Group shall be permitted to indemnify any Executive Officer against ( a) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (b) any claims relating to the Company Group’s enforcement of its rights under this Policy. Further, no member of the Company Group shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company Group’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

7. Interpretation

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.

8. Effective Date

This Policy shall be effective as of the Effective Date.

9. Amendment; Termination

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time.

Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

10. Other Recoupment Rights; No Additional Payments

The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company Group.

11. Successors

This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

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Exhibit A

Third Coast Bancshares, Inc. Compensation Recovery Policy

Acknowledgement Form

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Third Coast Bancshares, Inc. Compensation Recovery Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy (as it may be amended, supplemented or revised) and that the Policy will apply both during and after the undersigned’s employment with the Company Group. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company Group to the extent required by, and in a manner permitted by, the Policy. For the avoidance of doubt, this Policy shall serve as the sole and exclusive policy governing the subject matter herein and shall supersede and replace any prior policies, agreements, or understandings related to the same.

Signature

Printed Name

Date